Exhibit 5.1

A&L Goodbody LLP 3 Dublin Landings North Wall Quay, Dublin 1 D01 C4E0 T: +353 1 649 2000 DX: 29 Dublin | www.algoodbody.com	Dublin Belfast London New York San Francisco

Date	| 29 April 2025

Our ref	| 01449090

Iterum Therapeutics plc

3 Dublin Landings

North Wall Quay

Dublin 1

D01 C4E0

Ireland

Re: Iterum Therapeutics plc (the Company)

Dear Sirs

We are acting as Irish counsel to the Company, a public limited company incorporated under the laws of Ireland (registered number 563531), in connection with the issuance and sale by the Company of the following securities (the Securities):

•	3,040,000 ordinary shares in the capital of the Company, par value $0.01 per share (Ordinary Shares) (the Offering Shares);

•

pre-funded warrants to purchase 2,515,556 Ordinary Shares (the Pre-Funded Warrants, and the Ordinary Shares issuable upon exercise of the Pre-Funded Warrants, the Pre-Funded Warrant Shares, and the Pre-Funded Warrant Shares together with the Offering Shares, the Shares), pursuant to:

•

a registration statement on Form S-3 (File No. 333-267795) filed by the Company on 7 October 2022 with the U.S. Securities and Exchange Commission (the SEC) under the Securities Act of 1933, as amended (the Securities Act) (the Registration Statement) and the prospectus contained therein (the Base Prospectus) for the registration of, among other things, Ordinary Shares, of the Company, which may be issued from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act at an initial aggregate offering price not to exceed $100,000,000; and

•

the prospectus supplement, dated 28 April 2025, to the Base Prospectus relating to the issuance by the Company of the Pre-Funded Warrants and the Shares (the Prospectus Supplement, and together with the Base Prospectus, the Prospectus),

(the Transaction).

H.C. Wainwright & Co., LLC has acted as placement agent to this equity offering, as documented in a securities purchase agreement between the Company and each of the purchasers listed therein dated 28 April 2025 (the Securities Purchase Agreement).

CE Gill • JG Grennan • PD White • VJ Power • SM Doggett • M Sherlock • C Rogers • G O’Toole • JN Kelly • N O’Sullivan • MJ Ward • D Widger • C Christle • S Ó Cróinin • DR Baxter • A McCarthy • JF Whelan • JB Somerville • MF Barr • AM Curran • A Roberts • RM Moore • D Main • J Cahir • M Traynor • PM Murray • P Walker • K Furlong • PT Fahy • D Inverarity • M Coghlan • DR Francis • A Casey • B Hosty • M O’Brien • L Mulleady • K Ryan • E Hurley • D Dagostino • R Grey • R Lyons • J Sheehy • C Carroll • SE Carson • P Diggin • J Williams • A O’Beirne • J Dallas • SM Lynch • M McElhinney • C Owens • AD Ion • K O’Connor • JH Milne • T Casey • M Doyle • CJ Comerford • R Marron • K O’Shaughnessy • S O’Connor • SE Murphy • D Nangle • C Ó Conluain • N McMahon • HP Brandt • A Sheridan • N Cole • M Devane • D Fitzgerald • G McDonald • N Meehan • R O’Driscoll • B O’Malley • C Bollard • M Daly • D Geraghty • LC Kennedy • E Mulhern • MJ Ellis • D Griffin • D McElroy • C Culleton • B Nic Suibhne • S Quinlivan • J Rattigan • K Mulhern • A Muldowney • L Dunne • ABurke • C Bergin • P Fogarty • CM Carroll

Consultants: Professor JCW Wylie • MA Greene • AV Fanagan • PM Law • SW Haughey • PV Maher • KP Allen

In connection with this Opinion, we have examined and relied upon copies of:

•	the Registration Statement;

•	the Prospectus; and

•	copies of such corporate records of the Company as we have deemed necessary as a basis for the opinions hereinafter expressed.

In rendering this Opinion, we have examined, and have assumed the truth and accuracy of the contents of, such documents and certificates of officers of the Company and of public officials as to factual matters and have conducted such searches, as of 29 April 2025, in public registries in Ireland as we have deemed necessary or appropriate for the purposes of this Opinion but have made no independent investigation regarding such factual matters. In our examination, we have assumed the (continued) truth and accuracy of the information contained in such documents, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

1	We have further assumed:

1.1

that the memorandum and articles of association of the Company as amended and restated by shareholder resolution on 3 May 2023 and as are available as Exhibit 3.1 to the Company’s Form 8-K, as filed with the SEC on 4 May 2023, are correct and up to date;

1.2	that there are no agreements or arrangements in existence which in any way amend or vary the terms of the Transaction or the Securities Purchase Agreement;

1.3	the accuracy and completeness of all information appearing on public records;

1.4

that none of the resolutions and authorities of the board of directors, any committee of the board of directors or shareholders of the Company upon which we have relied have been or will be varied, amended or revoked in any respect or have expired and that the Securities will be issued in accordance with such resolutions and authorities and the terms of the applicable agreement relating to the Securities;

1.5

that the issuance of the Securities will be in compliance with the Irish Takeover Panel Act 1997, the Takeover Rules 2022, and all applicable Irish company, takeover, securities, market abuse, insider dealing laws and other rules and regulations;

1.6	that the Securities have not been offered to investors in the European Economic Area;

1.7

the absence of fraud on the part of the Company and its respective officers, employees, agents and advisers and that the Company will issue the Securities in good faith, for its legitimate and bona fide business purposes; and

1.8

that: (i) the Company will be fully solvent at the time of and immediately following the issue of any Securities; (ii) no resolution or petition for the appointment of a liquidator or examiner will be passed or presented prior to the issue of any Securities; (iii) no receiver will have been appointed in relation to any of the assets or undertaking of the Company prior to the issue of any Securities; and (iv) no composition in satisfaction of debts, scheme of arrangement, or compromise or arrangement with creditors or members (or any class of creditors or members) will be proposed, sanctioned or approved in relation to the Company prior to the issue of the Securities.

M-77795785-4	2

2	Subject to the foregoing and to the within additional qualifications and assumptions, we are of the opinion that:

2.1

the Company is duly incorporated under the laws of Ireland and subject to suit in its own name. Based only on searches carried out in the Irish Companies Registration Office, the Judgments Office of the High Court and the Central Office of the High Court on 29 April 2025, the Company is validly existing under the laws of Ireland and no steps have been taken or are being taken to appoint a receiver, examiner or liquidator over the Company or to wind up the Company;

2.2

the Company has the necessary power and authority, and all necessary corporate and other action has been taken, to enable it to execute, deliver and perform the obligations undertaken by it under the Securities Purchase Agreement;

2.3

the Offering Shares, when issued in accordance with the Securities Purchase Agreement, including the payment of the relevant subscription amounts, will be duly authorized, validly issued, fully paid and will not be subject to calls for any additional payments (non-assessable);

2.4

the Pre-Funded Warrants when (i) delivered against due payment therefor; and (ii) they have been duly authorized, executed and delivered by the Company and the other parties thereto, will be duly authorized, validly issued and binding obligations of the Company; and

2.5

the Pre-Funded Warrant Shares when (i) delivered against due payment therefor; and (ii) they have been duly authorized, executed and delivered by the Company and the other parties thereto, will be validly issued, fully paid and not subject to calls for any additional payments (non-assessable).

The opinions set forth in this Opinion are given subject to the qualification that the searches referred to in paragraph 2.1 do not necessarily reveal whether or not a prior charge has been created or a resolution has been passed or a petition presented or any other action taken for the winding-up of, or the appointment of a receiver or an examiner to, a Company.

In rendering this Opinion, we have confined ourselves to matters of Irish law. We express no opinion on any laws other than the laws of Ireland (and the interpretation thereof) in force as at the date hereof. This Opinion speaks only as of its date. We are not under any obligation to update this Opinion from time to time, nor to notify you of any change of law, facts or circumstances referred to or relied upon in the giving of this Opinion.

This Opinion is given solely for the benefit of the addressee of this Opinion and may not be relied upon by any other person without our prior written consent, provided, however, that it may be relied upon by persons entitled to rely on it pursuant to applicable provisions of US federal securities laws.

This Opinion is also strictly confined to the matters expressly stated herein and is not to be read as extending by implication or otherwise to any other matter.

We hereby consent to the filing of this Opinion with the SEC as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC and to the use of our name therein and in the related Prospectus Supplement under the caption “Legal Matters”.

The Opinion is governed by and construed in accordance with the laws of Ireland.

M-77795785-4	3

Yours faithfully

/s/ A&L Goodbody LLP

M-77795785-4

M-77795785-4	4